Nitches, Inc. announces third quarter fiscal 2007 results
Net sales increase 54%, order backlog up 16%

SAN DIEGO, California, July 23, 2007 – Nitches, Inc. (NASDAQ-NICH) announced its results for the three and nine month periods ended May 31, 2007. Consolidated net sales for the third quarter of fiscal 2007 increased 54% to $19.5 million versus $12.6 million for the third quarter of 2006. This increase was primarily attributable to additional unit sales of our menswear and private label women’s sleepwear product lines and the inclusion of sales of our home décor product line.

     The Company reported a consolidated net loss of $432,000 for the third quarter of fiscal 2007 versus net income of $33,000 in the prior year. The loss derived primarily from higher selling and merchandising expenses in the current quarter and lower gross margins. The Company incurred greater expense due to the overhead of the home décor and Saguaro product lines at a time of seasonally low sales volume for these products. The Company realized lower gross margins during the current period due to a higher concentration of private label sleepwear sales at a lower gross margin. The third quarter loss per basic and fully diluted share was $.08 versus income of $.01 per share for the third quarter of fiscal 2006.

     For the nine months ended May 31, 2007, consolidated net sales increased 74% to $69.2 million versus $39.6 million for the prior period. The Company earned $.05 per basic and diluted weighted average share, compared to income of $.15 per basic and diluted share in the year earlier period. Earnings per share for the current period have been reduced by approximately $.06 per share, basic and diluted, due to the effect of expensing stock options during the period. Per share amounts for the current period reflect 600,000 shares issued in conjunction with the acquisition of the home décor product line of Taresha LLC, 600,000 shares issued for the acquisition of the Saguaro marks, 406,137 shares issued on April 27, 2007 pursuant to the terms of a stock purchase agreement, to Sojitz Corporation, a Japanese corporation, for $1.5 million, and the dilutive effects of stock options issued during the period.

     At May 31, 2007, the Company had unfilled customer orders of $45.2 million compared to $38.8 million at the same time last year, with such orders generally scheduled for delivery by November, 2007 and November, 2006, respectively. The increase in backlog is due primarily to the inclusion of home décor order backlog and organic growth in the Company’s branded women’s sleepwear and branded men’s sportswear lines. The amount of unfilled orders at any given time is affected by a number of factors, including the timing of the receipt and processing of customer orders and the scheduling of the manufacture and shipping of the product, which may be dependent on customer requirements.

     “We are pleased with our growth in sales and our success in arranging the funding to continue to finance this growth.” commented Steve Wyandt, Chairman and CEO.

     Backlog amounts include both confirmed orders and unconfirmed orders that the Company believes, based on industry practice and past experience, will be confirmed. While cancellations, rejections and returns have generally not been material in the past, there can be no assurance that such action by customers will not reduce the amount of sales realized from the backlog of orders at May 31, 2007.

     Nitches, Inc. has been designing and marketing quality apparel for niche markets since 1971. The Company’s women’s product lines include sleepwear and loungewear by Body Drama®, women’s western wear and outerwear by Adobe Rose®, Saguaro® and Southwest Canyon®. The Company’s menswear offerings include Nat Nast®, Dockers® and Newport Blue® swimwear and graphic t-shirts, The Skins Game golf apparel ®,and ZOIC® performance cycling apparel. The Company’s Designer Intimates subsidiary markets sleepwear, robes, loungewear, and daywear under the following brands: Gossard®,

10280 Camino Santa Fe   •   San Diego, California 92121   •☐ www.nitches.com   •☐ Fax: 858.625.0746

Derek Rose®, Princesse tam tam®, Crabtree & Evelyn®, Anne Lewin®, Dockers® and Claire Murray®. The Company also distributes candles and home accessories under the Bill Blass® Home Décor brand. The Company’s products are sold to better department stores, specialty boutiques, moderate department stores, and national and regional discount department stores and chains. Additionally, the Company develops and manufactures private label products for many leading retailers and multi-channel marketers.

     Nitches, Inc. is headquartered in San Diego, California with offices in Los Angeles, New York City, Dallas, Atlanta, Hong Kong and Istanbul. The Company’s shares are traded on the NASDAQ Capital Market under the symbol NICH. Visit our web site at http://www.nitches.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company’s products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

	Three Months Ended		Nine Months Ended
	May 31		May 31
	2007	2006	2007	2006
Net sales	$19,475,000	$12,580,000	$69,170,000	$39,609,000
Net income	(432000)	33,000	249,000	598,000
Earnings per weighted average share
Basic	$(0.08)	$0.01	$0.05	$0.15
Diluted	$(0.08)	$0.01	$0.05	$0.15
Weighted average shares outstanding
Basic	5,421,259	4,053,507	5,193,555	3,948,672
Diluted	5,421,259	4,053,507	5,297,123	3,948,672

Contact:	Steve Wyandt
	Web:	http:// www.nitches.com
	E-mail:	ir@nitches.com
	Phone:	(858) 625-2633 (Option # 1: Corporate)

##